Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement No. 333-145651 on Form S-8 of Allegheny Technologies Incorporated, of our report dated June 10, 2021, with respect to the financial statements as of December 31, 2020 and 2019 and supplemental schedule as of December 31, 2020 of The ATI Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2020.
/s/ Schneider Downs & Co., Inc.
Columbus, Ohio
June 10, 2021